American Tissue Inc.

Calculation of Ratio of Earnings to Fixed Charges

Amounts in 000s

                                                                                                               ADJUSTED
                                                                                                  Pro Forma    Pro Forma
                                            1995        1996       1997       1998        1999       1999        1999
                                          --------    --------   --------   --------    --------   --------    --------
Pretax income from
continuing operations ..................    (1,733)     13,182      6,873     (1,474)     18,883   (144,302)     13,637(c)
Fixed charges ..........................     7,738      10,077     14,070     17,496      20,305     27,359      27,359
Less: Interest capitalized .............        --          --         --        599         966        966         966
                                          --------    --------   --------   --------    --------   --------    --------
Earnings ...............................     6,005      23,259     20,943     15,423      38,222   (117,909)     40,030
                                          --------    --------   --------   --------    --------   --------    --------
Fixed charges ..........................     7,738      10,077     14,070     17,496      20,305     27,359      27,359

Ratio ..................................       (a)         2.3        1.5        (a)         1.9        (b)         1.5
                                                          times      times                  times                  times
Calculation of Fixed Charges:
Interest expense .......................     6,922       9,175     12,272     14,672      17,058     23,872      23,872
Capitalized interest ...................        --          --         --        599         966        966         966
Amortization of deferred
debt costs .............................        --         355      1,128      1,537       1,144      1,017       1,017
Estimated interest portion of
rent expense ...........................       816         547        670        688       1,137      1,504       1,504
                                          --------    --------   --------   --------    --------   --------    --------
                                             7,738      10,077     14,070     17,496      20,305     27,359      27,359
                                          --------    --------   --------   --------    --------   --------    --------

     (a) Earnings during fiscal years 1995 and 1998 were insufficient to cover fixed charges by $1,733 and $2,073, respectively

     (b) Pro forma earnings for fiscal 1999 would have been insufficient to cover fixed charges by $144,302.

     (c) Adjusted pro forma pre-tax income from continuing operations was calculated as follows:


Pro forma pre-tax income from continuing operations ...........       $(144,302)
Adjustment to net realizable value ............................          16,175
Asset impairment charge .......................................         143,632
Corporate overhead allocation .................................           6,438
Property tax reversal .........................................          (8,957)
Non-continuing employee compensation ..........................             738
Property tax savings ..........................................             (87)
                                                                      ---------
                                                                      $  13,637
                                                                      =========